FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Contact:
Keith Terreri	Cynthia T. Cruz
investorrelations@valortelecom.com	ccruz@valortelecom.com
(972) 373-1296 office	(972) 373-1134 office
(972) 373-1150 facsimile	(469) 420-2540 facsimile

VALOR Communications Group Names New Members
To Company’s Board of Directors

IRVING, Texas, May 2, 2005 — VALOR Communications Group, Inc. (NYSE:VCG) today announced that Norman W. Alpert and Edward J. Heffernan have been named to the company’s board of directors. The new appointments augment VCG’s financial expertise and diversify industry representation on the board.

Norman W. Alpert, 46, is managing director and a founder of Vestar Capital Partners in New York, one of VALOR’s original equity sponsors. Previously, he served as a senior executive in the Management Buyout Group of First Boston Corporation. Alpert is also a member of the boards of directors for Solo Cup Company, Gold Toe Corporation and Border Media Partners.

Edward J. Heffernan, 42, is executive vice president and chief financial officer of Alliance Data Systems Corporation in Dallas, Texas, and has been with Alliance since May 1998. Previously, he served as vice president of Mergers and Acquisitions for First Data Corporation from 1994 to 1998 and Citicorp from 1990 to 1994. Heffernan began his career in the Corporate Finance group at Credit Suisse First Boston Corporation, where he worked from 1986 to 1990.

“We welcome our new board members, who will add to the exceptional business acumen on VCG’s board,” said John (Jack) J. Mueller, VCG president and chief executive officer. “Ed is a respected financial executive. We also look forward to Norm’s important contributions since VCG has benefited greatly from the relationship with Vestar during the last six years,” he added.

VCG also announced that Todd N. Khoury resigned from the board on April 29, 2005. Khoury, a managing director at Vestar Capital Partners, and a founding member of the VCG and VALOR Telecom boards of directors, will be leaving Vestar to join Antares, a Connecticut-based real estate development and investment firm.

“Todd played an integral role in VALOR Telecom’s founding,” said VCG Board Chairman Anthony J. de Nicola. “As a valued board member and partner, his contributions have been invaluable, and we thank him and wish him well on his new business endeavors.”

About VALOR Communications Group
VALOR Communications Group (NYSE:VCG) is one of the largest providers of telecommunications services in rural communities in the southwestern United States. The company, through its subsidiary VALOR Telecom, offers to residential, business and government customers a wide range of telecommunications services, including: local exchange telephone services, which covers basic dial-tone service as well as enhanced services, such as caller identification, voicemail and call waiting; long distance services; and data services, such as providing digital subscriber lines. VALOR Communications Group is headquartered in Irving, Texas. For more information, visit www.valortelecom.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding VALOR Communications Group’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ materially from those contained in the forward-looking statements, see “Risk Factors” in the prospectus dated February 8, 2005, relating to the Company’s initial public offering of common stock.

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